CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of the American Century California Tax-Free and Municipal Funds of our reports dated October 18, 2019, relating to the financial statements and financial highlights, which appear in the American Century California Tax-Free Money Market Fund’s, the American Century California High-Yield Municipal Fund’s, and the American Century California Intermediate-Term Tax-Free Bond Fund’s Annual Report on Form N-CSR for the year ended August 31, 2019. We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Kansas City, Missouri
December 26, 2019